Exhibit 99.1


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Alternative Energy Sources Appoints
John J. Holland as EVP and CFO

KANSAS CITY, Mo., Aug. 17/PRNewswire-First Call/--Kansas City-based Alternative Energy Sources Inc. (OTC Bulletin Board: AENS.OB) today announced the appointment of John J. Holland as its executive vice president and chief financial officer. He joined the company on Wednesday, Aug. 16.

As CFO, Holland is responsible for Sarbanes-Oxley and Securities and Exchange Commission compliance, financing and cash management, and raising capital and debt financing for the company's growth and planned construction of ethanol plants. He will also build and manage AENS's accounting team.

Holland rose to prominence in the pre-engineered metal buildings industry during his 24-year career with Butler Manufacturing Co. in Kansas City, Mo., culminating with his leadership after being named chairman of the board and CEO in 2001. At that time the company had approximately 4,500 employees and nearly $1 billion in revenues. In 2004 Holland led a strategic evaluation process, culminating in the sale of Butler to BlueScope Steel, Australia's largest steel company.

"John brings to AENS extensive public company experience and a solid background in corporate accounting and finance, having served as Butler's CFO for 10 years," stated Mark Beemer, AENS president and CEO. "Since ethanol production facilities are highly industrial and steel intensive, we feel fortunate to add a leader to our team who has vast experience in the steel construction industry."

Added Lee Blank,  AENS  executive vice  president and chief  operating  officer:
"John will be a great asset to the executive team with his experience in building a management team from the ground floor."

Currently Holland is a director of three companies and organizations: Cooper Tire and Rubber Co. Inc. since 2003, SCS Transportation Inc. since 2002 and Saint Luke's Health System of Kansas City since 1987.

Early in his career Holland held positions as a staff accountant for Arthur Andersen LLP and as controller of Saint Luke's Hospital of Kansas City. He joined Butler in 1980 as corporate accounting manager, moving up the ladder to vice president in 1981, executive vice president in 1998, and president and CEO in 1999. Since leaving Butler in 2004, Holland had been a consultant with Greentree Ventures, a venture-capital, private-equity and merchant-banking firm based in Olathe, Kan., a Kansas City suburb.

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A native of Coffeyville,  Kan.,  Holland currently resides in Olathe. He holds a bachelor's degree in accounting and an MBA, both from the University of Kansas in Lawrence. Additionally he is a certified public accountant and a member of the American Institute of Certified Public Accountants and of Financial Executives International. # About Alternative Energy Sources Inc.: Formed on June 12, 2006, Alternative Energy Sources is engaged in the development of "greenfield" sites, including constructing, owning and operating fuel-grade ethanol plants. Management team executives Mark Beemer, CEO, and Lee Blank, COO,
have   experience  in   agricultural   processing,   grain   trading,   railroad
negotiations,   logistical  economics  and  acquisitions.  Both  have  extensive management and leadership experience, including serving in executive management positions with agri-processing giant Archer Daniels Midland Co., the largest producer of ethanol. Through their cumulative 37-year careers, they have
navigated  businesses  through  three  droughts,   used  extensive  hedging  and
risk-management strategies, focused on efficient rail and barge transportation modes, and managed a host of grain elevators and agricultural processing facilities throughout the Midwest. Blank commented, "We intend to develop the most comprehensive ethanol manufacturing leadership team, including all areas of ethanol sales, dried distillers grains (DDG) merchandising, coal merchandising,
plant  operations  and   transportation/logistical   consolidation."   For  more
information go to www.aensi.com.

Forward-Looking Statements: This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, including without limitation those statements regarding the company's ability to exploit ethanol development and production opportunities. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements including, but not limited to, our inability to secure or generate sufficient operating cash flow to adequately maintain our generating facilities and service our debt, commodity pricing, intense competition for undervalued generating assets, environmental risks and general economic conditions. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release, other than as may be required by applicable law or regulation.